Exhibit 99.2

NeurogesX, Inc.

Second Quarter 2009 Earnings Conference Call

August 7, 2009

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. second quarter 2009 earnings call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements relating to regulatory submissions, including potential receipt of, and timing regarding, decisions or approvals with respect to such submissions; discussions, determinations and outcomes of any additional studies required for regulatory approvals; the timing and size of potential product launch and commercialization of QutenzaTM (formerly NGX-4010); market acceptance of Qutenza; plans for entry into a U.S. commercialization partnership; success in obtaining reimbursement for end users of Qutenza; expectations regarding expenses and cash burn rate; expectations regarding seeking funding; and the sufficiency of cash resources to fund the Company’s operations for at least the next 12 months.

Actual results may differ from these discussed here today. Factors that may affect the outcome of forward-looking statements are explained in the risk factors section of our filings with SEC, including our Form 10-K for the 2008 fiscal year which was filed with the SEC on March 26, 2009 and our Form 10-Q for the second quarter of 2009, which is expected to be on file next week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thanks to all of you for joining us this morning.

During this call, I will update you on our recent interaction with the FDA and our substantial progress during the second quarter. As you may have seen, we issued a press release on Wednesday announcing that the FDA has extended the PDUFA date from August 16, 2009 to November 16, 2009, to review our NDA for Qutenza in postherpetic neuralgia, or PHN. This three-month extension results from our recent submission of additional data to respond to FDA requests made late in the NDA review cycle. I will say more on this in a few moments.

In Europe, Qutenza was granted marketing approval and we signed an EU commercialization agreement with Astellas. In the U.S., we continued our pre-commercialization activities and ongoing communications with the FDA as it reviews our NDA for Qutenza in PHN. After I discuss some of our recent accomplishments and near-term milestones, Stephen will report our second quarter financial results; discuss where we are headed financially, at least for the near-term; then we’ll open the call for questions.

Our second quarter 2009 has been our most significant three-month period in the history of NeurogesX. During the quarter, we achieved final European Commission approval of Qutenza in the European Union for the treatment of peripheral neuropathic pain in non-diabetic adults, alone or in combination with other medicinal products for pain. The initial marketing authorization of Qutenza advanced our transition from a development-stage into a commercial-ready company in the E.U. market. Significantly, Qutenza was approved with a label that recognizes its potential use in a wide array of pain syndromes classified as peripheral neuropathic pain.

Shortly after the European approval in May, we finalized an agreement with Astellas Pharma for the commercialization of Qutenza in Europe, the Middle East and Africa- another very significant event for NeurogesX and Qutenza. During the conference call held in conjunction with our announcement of this agreement, we emphasized Astellas’ optimal mix of European and global sales coverage, market knowledge, and perhaps most important of all, corporate culture to drive Qutenza towards success.

Let me expand on the culture element a moment. Shortly after we finalized the agreement, I had the opportunity to address Astellas’ European sales force during their annual meeting. I met with the Global and European management teams and sales force that will be instrumental in launching Qutenza. I saw first hand their high level of enthusiasm for Qutenza and felt a sense of how Astellas has embraced similar product opportunities. I remain very encouraged and firmly convinced that Astellas will leverage its strong sales and marketing capabilities to make Qutenza a commercial success in its assigned territory.

On the US regulatory front, as I mentioned, we received notification of an extension of our PDUFA date to November 16, 2009. This extension was not unexpected due to the fact that we submitted in late July additional information in response to FDA requests. Given the submission of this additional information within three months of the PDUFA date, and that the submission was classified as a major amendment by the FDA, the agency extended the PDUFA date to November 16, to provide time for a full review of the additional data submitted. We have previously discussed that we anticipated a potential extension in our PDUFA date. From the time the NDA was filed late last year, we have guided towards an FDA decision near year-end 2009. So this is not an unanticipated event as far as we are concerned. We believe that, on this current timeline, we can still meet our overall goal of launching Qutenza in the United States in the first half of 2010, assuming approval.

As I mentioned, part of the major amendment we submitted was the results from a small short-term study requested by the FDA to evaluate whether an FDA-approved topical anesthetic could provide a tolerability profile similar to the topical anesthetic used during our clinical trials. In what I believe is an unprecedented achievement that allowed us to submit this additional data before our original PDUFA date and therefore enable only a 3 month extension in our PDUFA data, we quickly agreed with the agency on the study’s size and design, enrolled and completed the study, and submitted the data to the FDA just last week - in advance of our August 16 PDUFA date. Preliminary results of the agency’s requested study were announced a couple of weeks ago. The study showed that the 24 patients treated had a mean patch treatment time of 60.2 minutes versus the target of 60 minutes and that there were no premature patch removals, as defined in the study protocol. We are optimistic that this data will adequately address the agency’s request.

Moving on to other activities, with a stronger balance sheet resulting from our partnership with Astellas, we are updating our development plans for NGX-1998, a follow-on liquid formulation that uses the same active ingredient found in Qutenza. We hope to re-initiate this development program late this year or early next year. As a reminder, Astellas has provided us with an upfront option fee to support 1998 development and has an option for co-development and commercialization rights for this product candidate in the territories covered under the existing agreement.

During the second quarter we continued our U.S. pre-commercialization activities in anticipation of an FDA decision on our NDA. Stephen will discuss these initiatives in greater detail later during this call, but from my perspective we remain conservative while investing in activities to support an effective U.S. launch. These efforts include an evaluation of the U.S. market opportunity and optimal sales force size, which we are in the process of completing. We hope that this exercise will help us set parameters for the U.S. launch of Qutenza, assuming it is approved.

On the U.S. reimbursement front, we recently traveled to Baltimore and met with staff at the Centers for Medicare and Medicaid Services (or CMS) to initiate discussions related to Medicare coverage and reimbursement for Qutenza and its related treatment procedure. I believe this meeting was a positive step forward in the process of securing appropriate reimbursement to support product adoption. As you know the process of securing coverage, obtaining the necessary product and procedure codes and outlining other reimbursement elements is an ongoing process. We expect further clarity upon FDA approval when we have the final labeling language.

I hope you can tell that our focus is now gearing up for the potential for a successful launch of Qutenza in the US. I joined NeurogesX in part to help fulfill the plan of developing our own sale force to call on the specialists who see and treat a disproportionate number of chronic neuropathic pain patients. As we continue to evaluate how to effectively maximize the value of Qutenza in the market, we have been evaluating various strategies that could employ the use of a commercial partner in the US. And as we get closer to a potential approval for Qutenza in the U.S., the nature and variety of partnering opportunities continues to increase. Having just bolstered our balance sheet with close to $50 million as a result of the Astellas agreement, we can take the time to examine various alternatives to maximize both the potential for Qutenza and our shareholders return on their investment. Part of this strategy also includes exploring partnerships for other regions beyond North America and the territory licensed to Astellas. In sum we have begun the process of building a global brand with the signing of Astellas as our partner in Europe and the other ex-U.S. countries involved in that deal. Our goal is to identify the mix of partnerships and our own commercialization efforts that have the greatest potential to maximize value for Qutenza and also NeurogesX’ stockholders.

Before I turn the call over to Stephen, I want to reiterate that our second quarter 2009 was the first in many potentially exceptional quarters ahead as we prepare to launch Qutenza and begin generating revenues. We are arriving at a major inflection point - ready to be a commercial-stage company in the U.S. - as a result of our hard working team and years of dedication in research and development to bring Qutenza from the clinic to the market. Our team’s performance at NeurogesX continues to amaze me and our success rests solely at their feet.

I will now turn it over to Stephen to review the results from the second quarter.

Thanks Tony. Our results for the second quarter of 2009 are summarized in today’s earnings release that you should have or can access on our website. In addition, we expect to file our Form 10-Q next week, where you will be able to find more detailed disclosures about our quarterly results.

Before we get into the numbers, I want to address the accounting and expected revenue recognition surrounding the Astellas agreement. As you may recall, the agreement provided for total upfront fees of 35 million Euro, Our second quarter balance sheet reflects a receivable of $48.8 million dollars from Astellas representing the conversion of this upfront license fee from Euro to Dollars. This receivable was collected in July. The upfront fee reflected two principal considerations. First -payment for past expenses and exclusive Qutenza license rights for the territory covered by the agreement, which are essentially Europe, the Middle East and Africa. Second- an upfront option fee component for the development and licensing of NGX-1998. The agreement also provides for Qutenza sales-based milestone payments totaling up to 65 million Euro, further NGX-1998 option and development payments of up to 5 million Euro, which are subject to Astellas’ option, and royalties on net sales of licensed products in the Astellas territory. Additionally, Astellas will be responsible for funding and conducting EU post-marketing commitments, as well as regulatory filings and additional clinical activities to support marketing approvals in the EU and other territories covered under the agreement. In the event that Astellas exercises its option for NGX-1998, both companies will share in Phase 3 development costs. Finally, we have set up and will participate in a joint steering committee to manage development, commercialization and regulatory activities related to Qutenza which is mandatory for the first seven years of the agreement, at a minimum.

Under generally accepted accounting principles, which will be more fully detailed in our 10-Q, we will recognize revenue for the upfront license payment over the longest period for which we are providing value under the agreement, which we believe is tied to the minimum seven-year term of the Joint Steering Committee. Therefore, the $48.8 million received from Astellas will be amortized, on a straightline basis to revenue through roughly June 2016 (or 7 years from the date of our agreement). We will start recognizing revenue under the agreement once we have completed the transfer of our marketing authorization, or MA, to Astellas, which we expect to complete by the end of 2009.

We will treat further payments related to the NGX-1998 license option similarly, and plan to amortize the license payments from the time they are received through June 2016.

We are also eligible for sales-based milestone payments in the event that Astellas achieves certain sales thresholds, as well as royalties on net sales in the territory. We will recognize these payments as revenue at the time we receive notification of the amounts payable to us from Astellas. At this point we anticipate that royalty revenue from Astellas may be recorded one quarter in arrears, but this will be dependent on both the timing of Astellas reporting to us and our own quarterly reporting process.

Our obligations to the University of California (or U.C.) are also relevant to the Astellas agreement. As you know we licensed certain intellectual property rights from UC that we are now sublicensing under our agreement with Astellas. Consequently, UC is entitled to a sublicense fee of roughly 5% of applicable amounts. The amount to which the fee applies however is subject to some interpretation. We have begun a dialogue with UC about the appropriate amounts payable to them under the Astellas agreement. We estimate that our total obligation to UC will likely range from $1 million to $2 million, and could potentially reach a maximum of $2.7 million if the full proceeds from Astellas were deemed applicable. Once we determine the final license fee, it will be payable to UC, in accordance with our agreement, in February, 2010.

Now, let’s shift our discussion towards the quarterly results.

For the three months ended June 30, 2009, we recorded total operating expenses of approximately $5.4 million, down 23% from $7 million in the second quarter of 2008. Our operating expenses included noncash stock-based compensation expense of approximately $0.4 million in both of these quarters.

Our research and development expenses for the second quarter of 2009 totaled approximately $2.8 million, or $1.4 million less than the approximately $4.2 million reported in the year ago period. This decrease reflected reduced clinical activity from the year ago period as the majority of our efforts in the 2009 period focused on regulatory processes in both the US and Europe. During the second quarter 2009, however, we did incur costs related to planning and conducting the small short-term study that the FDA requested in May of this year. In the second quarter 2008 period our research and development expenses were higher due to higher staffing levels to support clinical activity at that time, when we were wrapping up our most recent phase 3 Qutenza study as well as managing regulatory processes in the US and Europe.

Our general and administrative expenses for the quarter ended June 30, 2009 totaled approximately $2.6 million, a 9% decrease from $2.9 million during the year ago period. The decrease was primarily related to reduced pre-commercialization and marketing activities as we prioritized core activities related to preparing for a potential U.S. commercial launch of Qutenza. We also had slightly higher legal and other professional fees in the second quarter of 2009, mostly related to finalizing our commercialization partnership with Astellas.

Our net loss for the second quarter of 2009 totaled approximately $5.4 million, or 31 cents per common share, compared to a net loss of $6.9 million, or 40 cents per common share, in the year ago period. The total number of shares used to calculate EPS were approximately 17.6 million and 17.5 million shares during the second quarters of 2009 and 2008, respectively.

At June 30, 2009, cash, cash equivalents and short-term investments totaled $13.4 million, compared to $24.5 million at December 31, 2008. As I mentioned, we also had a receivable from Astellas totaling $48.8 million at June 30, 2009, which was subsequently paid in July. Including amounts due from Astellas our cash balance would have totaled $62.2 million at June 30, 2009. Our cash burn during the second quarter 2009 was approximately $5.5 million dollars, including debt repayment. Our outstanding debt at the end of the second quarter 2009 totaled $1.3 million and will be fully repaid by January 2010, in accordance with our planned repayment schedule.

With the influx of cash from the Astellas partnership, we expect higher operating expenses and cash burn in the second half of the year compared to the last few quarters. Specifically, we anticipate that our second half burn rate could be in the range of $14 to $17 million, with most of the increase expected in the 4th quarter of the year as we expect to accelerate our precommercialization activities closer to the PDUFA date. We expect these activities to include the ongoing analysis related to market and sales force sizing, U.S. reimbursement-related activities, and increased medical education activities. Perhaps most importantly, we will be investing, albeit conservatively, in commercial infrastructure to support the potential U.S. launch of Qutenza, which we expect could occur in the first half of 2010, pending approval. The investment in infrastructure is wide and varied and touches all aspects of our business and operations - from manufacturing preparedness to medical affairs, and from sales readiness to the establishment of distribution channels and financial systems to support commercial operations. Again, our approach is to spend conservatively but we will begin to address the activities that require reasonably long lead times and need to be initiated in the near-term.

With regard to our cash position, our goal remains the same as we have discussed in the past few quarters. To reiterate - we would like to have sufficient cash runway to last at least 4 to 6 quarters post launch. We are certainly on our way to that goal with the proceeds from our agreement with Astellas and we will continue to evaluate a number of potential financing alternatives to further meet this objective. Overall, we are quite pleased with our current financial position and believe that many options are available to us.

As we move into the fourth quarter we expect to provide some guidance for Qutenza in terms of U.S. target sales force size, potential revenue ramp rates and other U.S. launch activities including spending. Obviously, there are a lot of variables in all of this, so our goal will be to provide you with updates as we approach our new PDUFA date.

I’ll now hand the call back over to Tony to wrap up our prepared remarks.

Anthony DiTonno:

Thanks Stephen.

As we reflect on the second quarter 2009 we look forward to perhaps our most important milestone to date: a response from the FDA on our NDA. The weeks and months ahead are full of new and exciting challenges and we look forward to sharing more details of our commercial launch timelines as we finish market research and financial modeling activities.

As always we appreciate your continued interest in our progress and your confidence in our ability to effectively and efficiently execute through the most significant time for NeurogesX.

We will now open the call up for questions.

Operator?

Q&A Session

Anthony DiTonno: (Wrap-up statement)

Again I would like to thank everyone for taking time to be with us today and I hope that you share our enthusiasm for what has truly been a stellar 2nd quarter. The second half of the year promises the potential for more progress as we await an FDA decision, work with Astellas to prepare for the European launce of Qutenza and most importantly get our company prepared to commercialize Qutenza in the US. Thanks again.

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